Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, Minnesota 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:           Rob Litt, 763-577-6187

INVESTOR CONTACT:     Laura Gagnon, 763-577-8213

MOSAIC ANNOUNCES PRICING OF SECONDARY

OFFERING OF COMMON STOCK

PLYMOUTH, MN, May 19, 2011 - The Mosaic Company (NYSE: MOS) announced today that a secondary offering (the “offering”) of 100 million shares of its common stock, related to Cargill, Incorporated’s exchange of its approximately 64 percent interest in Mosaic with Cargill stockholders and certain debt holders, has priced at a public offering price of $65 per share.

The secondary offering is comprised of 92.5 million shares owned by Cargill’s debt holders following a debt-for-equity exchange and 7.5 million shares owned by a charitable trust and foundation formed through the estate planning of Margaret A. Cargill. In addition, the underwriters have been granted a 30-day option to purchase up to 15 million additional shares from certain of the selling stockholders to cover over-allotments, if any.

The shares to be sold in the offering consist of common stock of GNS II (U.S.) Corp., currently a wholly-owned subsidiary of Mosaic. Pursuant to the restructuring transactions related to the split-off of Mosaic from Cargill, GNS II will become the parent of Mosaic and will be renamed The Mosaic Company. Completion of the offering will be conditioned on completion of the restructuring transactions. Neither Mosaic nor GNS II will receive any proceeds from the offering and there will be no change to the number of outstanding shares or earnings per share of Mosaic as a result of the transaction. The offering, as well as the transactions described above, including the recapitalization of Mosaic stock, is expected to close on May 25, 2011.

A registration statement on Form S-1 relating to these securities has been filed with the Securities and Exchange Commission and became effective on May 19, 2011. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and UBS Securities LLC served as the joint book-running managers for the offering. A prospectus relating to the offering has been filed with the Securities and Exchange Commission and is available at its website www.sec.gov. A copy of the prospectus may be requested from one of the following banks involved in the transaction.

Credit Suisse Securities (USA) LLC

Attention: Credit Suisse Prospectus Department

One Madison Avenue

New York, NY 10010

Telephone: (800) 221-1037

J.P. Morgan Securities LLC

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Telephone: (866) 803-9204

UBS Securities LLC

Attention: Prospectus Department

299 Park Avenue

New York, NY 10171

Telephone: (888) 827-7275

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

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